The following data is included in an XFD InternetForms Document which is in machine code, and will be filed with the Securities and Exchange Commission under the EDGAR system. This file does not have the header tags which were used under the previous EDGAR system but are included in the XFD file, which is sent to the SEC including your CIK and CCC codes.


Version X
           This includes the updated information that was emailed to us and discussed the afternoon of March 28th for inclusion in the Part III - Narrative.


*******************************************************************************


                 U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON D.C.  20549


                               FORM 12b-25

                       SEC FILE NUMBER: 0-17385

                       CUSIP NUMBER:

                       NOTIFICATION OF LATE FILING

                               (CHECK ONE)


                            _____   FORM 10-K
                            _____   FORM 10-KSB
                            _____   FORM 11-K
                            _____   FORM 20-F
                            _____   FORM 10-Q
                            __X__   FORM 10-QSB
                            _____   FORM N-SAR

   For the Period Ended:            March 31, 2004
                                    -----------------
   Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

   ====================================================================
   Part I - Registrant Information
   ====================================================================

   DYNA GROUP INTERNATIONAL, INC.
   ------------------------------
   Full Name of Registrant


   _______________________________________________________________
   Former Name if Applicable


   1661 S. SEGUIN STREET
   ---------------------
   Address of Principal Executive Office (street and number)


   NEW BRAUNFELS, TX 78130
   -----------------------
   City, State and Zip Code

   ====================================================================
   Part II - Rules 12b-25 (b) and (c)
   ====================================================================

   If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)


  XX (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  __ (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  __ (c) the  accountant's statement  or other  exhibit required  by Rule
     12b-25(c) has been attached if applicable


   ====================================================================
   Part III - Narrative
   ====================================================================

   State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.


           Additional time is needed to complete the financial statements for quarter ended March 31, 2004 due to delays in the timeliness of the year end 2003 audited financial statements from our joint venture in Mexico. The company's computer system must be updated with the year end audited fiancial statments before it can preceed with the new accounting year.

   ====================================================================
   PART IV - OTHER INFORMATION
   ====================================================================

   (1) Name and telephone number of person to contact in regard to this notification

   Name: Sandra Tristan
         --------------
   Area code and phone number: (830) 620-4400 ext. 3010
                               ------------------------

   (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

   __X__  yes

   _____  no


   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

   _____ yes

   __X__ no

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.




   DYNA GROUP INTERNATIONAL, INC.
   ------------------------------
   (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



   DATE  May 15, 2004       BY /s/ Roger R. Tuttle
         ---------------          Roger R. Tuttle, Chief Executive Officer